Exhibit 99.2
MBF Healthcare Acquisition Corp. Announces Pricing of Initial Public Offering
CORAL GABLES, Florida, April 17, 2007 — MBF Healthcare Acquisition Corp. (AMEX:MBH.U) today announced the initial public offering of 18,750,000 units. The units, each consisting of one share of common stock and one warrant, were sold at an offering price of $8.00 per unit, generating gross proceeds of $150,000,000. MBF Healthcare Acquisition Corp. has granted the underwriters an option to purchase up to an additional 2,812,500 units at the initial public offering price to cover over-allotments, if any. The units will trade on the American Stock Exchange under the symbol “MBH.U”.
The offering was made through an underwriting syndicate led by Merrill Lynch & Co. as the book running manager and Morgan Joseph & Co. Inc. and Ladenburg Thalmann & Co. Inc. as co-managers.
MBF Healthcare Acquisition Corp. is sponsored by MBF Healthcare Partners, L.P. a $225 million private equity fund focused on investments in healthcare services. MBF Healthcare Partners, L.P. is operated by Mike B. Fernandez a healthcare entrepreneur with over 30 years experience owning and operating healthcare companies.
The registration statement relating to the units has been declared effective by the Securities and Exchange Commission. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the units of MBF Healthcare Acquisition Corp., nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering of these securities will be made only by means of a prospectus, copies of which may be obtained by contacting Merrill Lynch & Co., 4 World Financial Center, New York, NY 10080, telephone : 212-449-1000.
About MBF Healthcare Acquisition Corp.
MBF Healthcare Acquisition Corp. is a blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination, one or more operating businesses in the healthcare industry.
Investor Relations Contact:
MBF Healthcare Acquisition Corp.
Jorge L. Rico, Sr. Vice President
305-476-5160
jrico@mbfhp.com